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                                                         Exhibit 99.B5(B)(xxii)


                                  AMENDMENT TO
                              SUBADVISORY AGREEMENT
                                NASL SERIES TRUST


         AMENDMENT made as of this 31st day of December 1996 to the Subadvisory Agreement dated October 1, 1996 (the "Agreement"), between NASL Financial Services, Inc., a Massachusetts corporation (the "Adviser"), and T. Rowe Price Associates, Inc., a Maryland corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.  CHANGE IN APPENDIX A

         Providing for the appointment and compensation of the Subadviser for the new Science & Technology Portfolio. Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended by adding an additional portfolio to Appendix A as follows:

         1. Science & Technology Portfolio: .600% of the first $50,000,000, .600% between $50,000,000 and $200,000,000, .600% between $200,000,000 and $500,000,000 and .600% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

2.  SUBADVISORY AGREEMENT

         In all other respects, the Agreement is confirmed and remains in full force and effect.

3.  EFFECTIVE DATE

         This Amendment shall become effective with respect to the Science & Technology Portfolio on the later of: (i) the date of its execution, (ii) the effective date of the post-effective amendment to the registration statement of NASL Series Trust under the Securities Act of 1933 that incorporates with respect to the Portfolio the terms of the Agreement as amended herein and (iii) the date of the meeting of shareholders (or sole shareholder if applicable) of the Portfolio called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


NASL Financial Services, Inc.


By: __________________________


T. Rowe Price Associates, Inc.


By: __________________________